Exhibit 99.1

FOR IMMEDIATE RELEASE
December 9, 2003

TEXAS REGIONAL BANCSHARES, INC. DECLARES
$0.12 PER SHARE DIVIDEND

McAllen, Texas—Texas Regional Bancshares, Inc. (“Texas Regional”) (NASDAQ: TRBS) today announced that on December 9, 2003 its Board of Directors declared a regular quarterly cash dividend of $0.12 per share payable on January 15, 2004 to common shareholders of record on January 1, 2004. This dividend represents a $0.01 per share, or 10.1% increase over the dividend paid for the same period in 2002.

Texas Regional recently reported net income for third quarter 2003 of $15,569,000, or $0.52 per diluted common share compared to $14,262,000, or $0.49 per diluted common share for third quarter 2002. Return on assets and return on shareholders’ equity averaged 1.51 percent and 15.09 percent, respectively, compared to 1.58 percent and 16.26 percent, respectively, for the same period last year.

OTHER INFORMATION

As previously announced, Texas Regional completed a definitive agreement to acquire through merger Southeast Texas Bancshares, Inc. (“Southeast Texas Bancshares”). Texas Regional expects the transaction to close during the first quarter of 2004. Southeast Texas Bancshares is the privately held bank holding company for Community Bank and Trust, SSB based in Beaumont, Texas, which operates through 29 branches located throughout a seven county area. As of September 30, 2003, Southeast Texas Bancshares had total assets of $1,099,832,000, loans of $692,262,000, deposits of $970,792,000 and shareholders’ equity of $108,647,000. The definitive agreement calls for total consideration of $226,500,000, to be paid 50% to 60% in cash and the balance in newly issued Texas Regional common stock in exchange for all of the outstanding shares of Southeast Texas Bancshares. The number of shares is subject to adjustment under certain circumstances, as described in the definitive agreement. The proposed merger is subject to customary closing conditions, including receipt of all requisite regulatory approvals and the approval of the Southeast Texas Bancshares shareholders. The Boards of Directors of both Texas Regional and Southeast Texas Bancshares have approved the proposed merger.

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock Market® under the symbol TRBS. Texas State Bank, its wholly owned subsidiary, conducts a commercial banking business through 34 full-service banking offices in the greater metropolitan areas of Corpus Christi, Houston and South Texas, including 28 in the Rio Grande Valley.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Texas Regional intends to file with the SEC a registration statement on Form S-4 concerning the transaction between Texas Regional and Southeast Texas Bancshares. The Form S-4 registration statement will include a proxy statement/prospectus which Texas Regional and Southeast Texas Bancshares intend to mail to the Southeast Texas Bancshares shareholders about the transaction. Investors and security holders of Texas Regional and Southeast Texas Bancshares are urged to read the proxy statement/prospectus when it becomes available because it contains important information about Texas Regional, Southeast Texas Bancshares and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus (when it is available) may also be obtained from Texas Regional or Southeast Texas Bancshares. Texas Regional and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Southeast Texas Bancshares in favor of the transaction. Information regarding the interests of Texas Regional’s officers and directors and the interests of Southeast Texas Bancshares’ officers and directors in the transaction will be included in the proxy statement/prospectus.

In addition to the registration statement on Form S-4 to be filed by Texas Regional in connection with the Southeast Texas Bancshares transaction and the related proxy statement/prospectus to be mailed to the shareholders of Southeast Texas Bancshares, Texas Regional files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Texas

Regional with the SEC are also available free at the SEC’s web site at www.sec.gov. You can also obtain a free copy of these reports, statements and other information from Texas Regional.

Additional financial, statistical and business-related information, as well as business trends, is included in a Financial Supplement. This release, the Financial Supplement and other information are available on Texas Regional’s website at www.trbsinc.com. The Financial Supplement and other information available on Texas Regional’s website can also be obtained by calling R.T. Pigott, Jr., Chief Financial Officer, at (956) 631-5400.

This document and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from the merger with Southeast Texas Bancshares), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s website at www.sec.gov.

CONTACT: Glen E. Roney, Chief Executive Officer, or R. T. Pigott, Jr., Chief Financial Officer, (956) 631-5400, both of Texas Regional.